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                                                                     Exhibit 4.3


                       INTERACTIVE SYSTEMS WORLDWIDE INC.
                           2 ANDREWS DRIVE (2ND FLOOR)
                             WEST PATERSON, NJ 07424


                                                              September 6, 2005

Brandon Ross
315 E. 86th Street, Apt 8DE
New York, NY 10028


Gentlemen:

         Reference is made to the Interactive Systems Worldwide Inc. ("ISW") Warrant, dated August 3, 2005, held by you (the "Warrant"). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Warrant.

         1. By executing the applicable signature line below and returning this letter to ISW you hereby consent to amending the Warrant as set forth in Exhibit A hereto.

         2. This amendment by letter agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

                                            Sincerely,

                                            INTERACTIVE SYSTEMS WORLDWIDE INC.



                                            By: /s/ Bernard Albanese
                                                ------------------------
                                            Name:  Bernard Albanese
                                            Title: President

ACKNOWLEDGED AND AGREED BY

/s/ Brandon Ross
-----------------------------
Brandon Ross


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                                    EXHIBIT A

1.    The Warrant is hereby amended as follows:

      a. In Section 3(c), the following language is hereby deleted:

                "The provisions of this Section 3(c) may be waived by the Holder upon, at the election of the Holder, not less than 61 days' prior notice to the Company, and the provisions of this Section 3(c) shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver)."

      b. Section 3.1(c) is hereby renumbered as Section 3.1(c)(i), and the following language is hereby inserted as a new Section 3.1(c)(ii):

                "Unless the Company first obtains Shareholder Approval, the Company may not issue upon exercise of this Warrant, a number of shares of Common Stock, which, when, aggregated with any shares of Common Stock issued prior to such exercise date (A) upon conversion of or as payment of dividends on the Preferred Stock and (B) upon exercise of any of the warrants issued pursuant to the Purchase Agreement, would exceed 19.999% of the number of shares of Common Stock outstanding on the Trading Day immediately preceding August 3, 2005, based upon share volume, as confirmed in writing by counsel to the Company (the "Maximum Aggregate Share Amount"). Each Holder of Warrants issued on the date hereof shall be entitled to a portion of the Maximum Aggregate Share Amount equal to the quotient obtained by dividing (x) the number of shares of Common Stock into which this Warrant is exercisable by (y) the aggregate number of shares into which all of the Warrants issued on the date hereof are exercisable. Such portions shall be adjusted upward ratably in the event all of the Warrants are no longer outstanding."

         All other terms and conditions of the Warrant not specifically modified herein remain in full force and effect as contained in the Warrant.